Exhibit 99.1

Global Partners Declares Increased Cash Distribution for the Fourth Quarter of 2014

WALTHAM, Mass.--(BUSINESS WIRE)--January 21, 2015--Global Partners LP (NYSE: GLP) announced today that the Board of Directors of its general partner, Global GP LLC, has declared a quarterly cash distribution of $0.6650 per unit ($2.66 per unit on an annualized basis) on all of its outstanding common units for the period from October 1 through December 31, 2014. The distribution will be paid February 13, 2015 to unitholders of record as of the close of business February 4, 2015.

The distribution to be paid in February 2015 represents an increase of 1.92% over the quarterly distribution of $0.6525 per unit paid in November 2014 and an increase of 8.57% over the quarterly distribution of $0.6125 per unit paid in February 2014.

About Global Partners LP

A publicly traded master limited partnership, Global is a midstream logistics and marketing company that owns, controls or has access to one of the largest terminal networks of petroleum products and renewable fuels in the Northeast. Global also is one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. The Partnership is a leader in the transportation of crude oil and other products by rail across its “virtual pipeline” from the mid-continental U.S. and Canada to the East and West Coasts for distribution to refiners and others. With nearly 1,500 locations, primarily in the Northeast, Global also is one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global is No. 146 in the Fortune 500 list of America’s largest corporations. For additional information, visit www.globalp.com.

Forward-looking Statements

This news release may contain forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may,” “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements.

Although Global Partners LP believes these forward-looking statements are reasonable as and when made, there may be events in the future that Global Partners LP is not able to predict accurately or control, and there can be no assurance that future developments affecting Global Partners LP’s business will be those that it anticipates.

For additional information about risks and uncertainties that could cause actual results to differ materially from the expectations Global Partners LP describes in its forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K and subsequent filings the Partnership makes with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made. Global Partners LP expressly disclaims any obligation or undertaking to update forward-looking statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

CONTACT:
Global Partners LP
Daphne H. Foster, (781) 894-8800
Chief Financial Officer
or
Edward J. Faneuil, (781) 894-8800
Executive Vice President,
General Counsel and Secretary